EXHIBIT 10.1

2006 Tronox Annual Incentive Plan Performance Measures

The maximum award opportunity for each officer under the Tronox Annual Incentive Plan will be derived from four basic performance measures.

The four measures are: (a) Return on Invested Capital (which measures how much profit is generated relative to the amount of invested capital) compared to our annual budget, weighted at 15%; (b) Cash Flow, (which measures the cash generation of our company to fund cash requirement for debt repayment, interest payments, dividends and our capital reinvestment needs compared to our annual budget, weighted at 17.5%; (c) Net Income (which measures how much profit we make) compared to our annual budget, weighted at 17.5%; and (d) individual performance, based on goals established by the Chief Executive Officer and the Executive Compensation Committee, weighted at 50%.

No incentive award under the Plan will be payable to any officer whose performance is determined by the Executive Compensation Committee to be not at least satisfactory.